Exhibit 99.1

Harris & Harris Group Notes Publicly Traded Portfolio Company

Enumeral Biomedical's Collaboration with Merck

NEW YORK, NY—December 22, 2014—Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, notes that its publicly traded portfolio company, Enumeral Biomedical Holdings, Inc., announced that it has signed an oncology-focused collaborative study agreement with Merck, known as MSD outside the United States and Canada, through a subsidiary. The collaborators will use Enumeral's human approach to interrogating the tumor microenvironment in colorectal cancer tissues obtained directly from patients in order to identify functional cellular responses to immuno-oncology therapies being developed by Merck. Enumeral’s human-driven immune profiling platform may increase the probability of finding rare immune cells associated with disease or drug response through improved efficiency and sensitivity. Studying rare cells obtained directly from human patients for their functional responses can potentially lead to identification of those patients responsive to a therapy, while elucidating the underlying cellular basis for such a response. Under the terms of the agreement, Enumeral will receive R&D funding and is eligible to receive undisclosed future milestone payments if certain goals are achieved. Merck has exclusive rights to data related to its proprietary compounds that are generated from the studies. You may access Enumeral's press release at http://www.enumeral.com/news-events/pr-2014-12-18.php.

“We are excited that a leader in immuno-oncology has selected Enumeral as a collaboration partner,” said Daniel B. Wolfe, Managing Director, President and Chief Operating Officer of Harris & Harris Group. “We believe this collaboration provides further corporate validation of Enumeral’s unique capabilities.”

About Harris & Harris Group

Harris & Harris Group, Inc. is a publicly traded venture capital firm that is also a business development company. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and by following on Facebook at www.Facebook.com/harrisharrisvc and on Twitter @harrisandharrisgroup.

About Enumeral Biomedical Holdings, Inc.

Enumeral is discovering and developing novel antibody immunotherapies that help the immune system attack diseased cells. Detailed information about Enumeral Biomedical can be found on its website at www.Enumeral.com

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, www.Twitter.com and www.Enumeral.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.

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